[GRAPHIC OMITTED]
[METROMEDIA FIBER NETWORK LOGO]

                                                     ROBERT J. SOKOTA
                                                     Senior Vice President,
                                                     General Counsel & Secretary
                                                     Direct Dial (914) 421-6700


                                                     February 9, 2001



Metromedia Fiber Network, Inc.
360 Hamilton Avenue
White Plains, NY  10601360

         Re:      METROMEDIA FIBER NETWORK, INC. REGISTRATION
                  STATEMENT ON FORM S-8
                  -------------------------------------------

Dear Sir/Madam:

                  In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Metromedia Fiber Network, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated under the Act (the "Rules"), which relates to the 11,525,723 shares (the "Option Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") with respect to which options have been or will be granted under the Sitesmith, Inc. 1999 Incentive Stock Plan ("1999 Plan") and the Sitesmith, Inc. 2000 Executive Stock Incentive Plan (the "2000 Plan" together with the 1999 Plan, the "Plans"), I have been requested by the Company to render this opinion as to the legality of the Shares.

                  In this connection, I have examined originals or copies certified or otherwise identified to my satisfaction, of the following:

                  (i)    The Registration Statement;

                  (ii)   The Plans;

                  (iii)  The Certificate of Incorporation and the
                         By-laws of the Company, each as amended
                         to date; and

                  (iv) All corporate records of the company and all other documents as I have considered necessary in order to form a basis for the opinion expressed below.

                  In my examination of the above documents, I have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all

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documents submitted to me as originals, the conformity to original documents of all documents submitted to us as certified photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents. As to certain matters of fact, I have relied on representations, statements or certificates of officers of the Company and of public authorities.

                  Based on the foregoing, and subject to the assumptions, exceptions and qualifications stated in this letter, I am of the opinion that the Shares have been duly authorized for issuance and that the Shares, when issued and delivered by the Company and paid for in accordance with the terms and provisions of the Plan, will be validly issued, fully paid and nonassessable.

                  My opinion expressed above is limited to the General Corporation Law of the State of Delaware. My opinion is also rendered only with respect to the laws and the rules, regulations and orders under them, which are currently in effect. Please be advised that I am not admitted to practice in the State of Delaware. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not agree that I come within the category of persons whose consent is required by the Act or the Rules.


                                                Very truly yours,



                                                /s/ Robert J. Sokota
                                                ------------------------
                                                Robert J. Sokota
                                                General Counsel